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Troy Cates, Co-Founder of NEOS Investments LLC on Passive Income Investing being interviewed by host Adriano Starinieri.

Welcome from NEOS. How are you, Troy?

00:00

I'm doing well. How are you doing?

00:02

I'm good. I'm excited to talk to you. As soon as I saw the announcement, the first thing I thought was you and Garrett — congratulations, you guys. If I talked and talked and, uh, thing will hopefully get it.

00:10

So, I'm just so curious. I mean, because Goldman Sach is like royalty in the American finance system right?

00:20

So did you just get an email in your inbox one day and say, "Hey, we would like to buy you out" — how did this whole thing happen?

00:28

You know, there was no email saying, "Here, we'd like to buy you out, and here's how we'd like to do it." It was, you know, a little more casual. We had known some of the people over there, and they had reached out and just said, "Can we just catch up?" Interesting stuff. And it kind of just grew from there.

00:42

And we had, umm, you know, Garrett and I spent a lot of time thinking about it as it did get to that stage of — do we want to do anything? What made sense? We were obviously growing very fast as just us, as NEOS. You know, we've also hit a lot of roadblocks along the way. There's a lot of platforms where we're not available because we're not big enough or we haven't been around long enough and stuff like that.

01:05

So we really spent the time with the Goldman team and saw that they basically have the same goals and the same view on the marketplace as us. Obviously, they have some products out there in the market that are doing great in this option income space, and they are looking to continue to build that. And some of that's going to be organically and inorganic — by acquisitions like this one.

01:28

So for us, it made a lot of sense because they had the same approach. It was like an investor-first approach — what makes the most sense for the end investor. And we thought about that for a while. And then also, after that, what makes sense for our team? We're over 30 people working here now, in all different facets of the business — from trading, portfolio management, marketing, sales.

01:50

And what made a lot of sense for our team — so as we had further conversations with them, we realized that the investors would be in a good spot if we were to bring the funds over under the Goldman umbrella, and then also our individual team members would be in a great spot as well.

02:10

And so everybody's excited. The plan is for everybody to join Goldman Sachs. But the nice part about that is it's still the same team. So you think about the next time we do one of these interviews, it's going to be the same background. We're sitting in the same spot in Connecticut. We're not going anywhere. Garrett and I are still staying. The team is still staying.

02:32

So if you're an advisor out there and you have a specific salesperson, you're still talking to that same person. Nothing changes from that perspective. The tickers stay the same. Right now, as far as I understand, the name NEOS will still be there. So, you know, they just did a deal not that long ago, earlier this year, with Innovator — their Innovator from Goldman Sachs. We believe it's gonna be NEOS from Goldman Sachs.

02:48

So thinking about that is really exciting for us, and it also puts some comfort there for the shareholders knowing that this isn't a big wholesale change where suddenly there's somebody else you're interviewing, or there's a different salesperson that an advisor needs to reach out to, or the portfolios are being managed differently.

03:08

So for us, it made a lot of sense. And really their whole mantra on this is — continue doing what we're doing. They just want to be here to support us. So obviously, like you said, they have a huge global presence, and they could help us grow more globally. And so that's really exciting for us.

03:28

Yeah, I mean, that's really cool. So congratulations. I mean, it's really awesome. So you answered a lot of the questions I was gonna ask. So NEOS is staying NEOS. It's not like you're gonna be swallowed up by Goldman. Like you said, you're still gonna have your own — still have your ticker symbols, your website, your own marketing, your NEOS brand. You're just kind of like a branch of Goldman Sachs.

03:50

So I'm assuming there's gonna be synergies there. So —

03:55

Correct.

03:56

What would be the top — well, first of all, let me just address what I've been seeing lately, a lot in the news. It has — the spin was it's because of the big Bitcoin covered call ETF that you guys have. Or not because of that, but maybe one of the main reasons. We know BlackRock just launched BITA. ETF, you guys have one. So was this Goldman Sachs' easier way instead of launching their own just to acquire you guys who also have other covered call ETFs, but also have that big Bitcoin covered call ETF? Was that a major part of it, or not really, it's just more of a —

04:18

No, not really. I think it was more focused on the entire suite. You know, they look at — yeah — themselves the same as we do. We look at ourselves as a solutions provider. We have all these equity high income, hedged equity, we have the alternatives with Bitcoin, Ethereum, real estate, and so forth. And I think they looked at the way we view the world the same. Like, be a solutions provider, meet the investor where they are when they're looking at income or sourcing income in their portfolio, try to have something available that might work for that end shareholder.

04:48

So I think they looked at the entire suite. I don't think it was one or two ETFs, and said that that's what they want. It was the entire suite, and it was the team. It's the team that put this together and has been building this for the past number of years, so.

05:05

That's amazing. That's great. So million-dollar question. Somebody holds SPYI, QQQI in their account — what's gonna happen when this transaction goes through? Did it already happen, or is there a specific date when it's supposed to happen? Are they gonna get letters in the mail? Should they be scared? Should they be worried? What's gonna happen to existing NEOS ETF holders?

05:25

So existing holders — they could hold it for as long as they choose to, or sell it, or whatever they'd like to do. But the tickers are staying the same. Nothing's changing from that perspective. The deal did not go through. We signed the deal. We now have to go through a process where we proxy the shareholders to, you know, put that proxy in front of them and they could read it, understand what it means.

05:48

Obviously, the big one — the advisor, us, NEOS, is changing to Goldman Sachs for these funds. So yes, they will get something in the mail or email or a text message. But they will be reached out to if you own shares of one of the 19 ETFs prior to the record date, which is not set yet. We haven't gotten to that point yet.

06:10

But if you're owning shares, yes, someone will reach out to you and say, "Hey, we'd like you to vote this proxy." And the individual shareholder will have all the information and get to vote how they choose after they understand what's going on.

06:28

But for us, again, we're staying here. We're continuing to manage the products. We just have this much larger organization behind us supporting us, and in my view, enhancing us so we can get to that next evolution. How do we go from where we are today at 30-plus billion — how do we get to 100 billion plus? And that's with this great support and this acquisition with Goldman.

06:50

Yeah. So tell me a little bit about what are gonna be the advantages to, you know, a shareholder of SPYI or your firm in general. What are gonna be the synergies or the advantages of partnering up or being acquired by this royalty of American Finance? I'm assuming there's gonna be some positive developments there.

07:10

Yeah. I think for us, initially it's gonna be, you know, as you can imagine, you run a small business, and yes, we have 30 people now, but you're running a business and a lot of people wear a lot of hats. So to be able to have more support in areas where we might want to bolster that support — that could be in marketing, that could be in IT infrastructure, that could be in compliance or sales — and have a, obviously, a much larger sales team to help us grow our footprint and bring out the NEOS story to more people.

07:40

'Cause like I said earlier, there's a lot of advisors that don't have access to our products on their platforms. There's a lot of advisors we talk to who've never heard of NEOS, even though we've grown so much. So having that support and that global footprint, I think, is really gonna help us elevate where NEOS is and continue to grow the products, along with bringing out — you know, we have a couple of products in registration that we want to continue to move forward and bring out.

08:05

We have a number more on the drawing board. They want us to keep doing what we've been doing for the past four years — keep growing the business, keep bringing out innovative products — because they, like I said, they have the same view of this landscape as we do, that it's growing, it's important to clients, and if we can meet those investors where they are, that's a great place to be.

08:28

Awesome. That's great. So your website's gonna stay still your website. The tickers are still gonna be your tickers. Your covered call strategies are not changing or anything like that.

08:38

Correct.

08:39

So I think not much really changes for the investors that currently hold any NEOS ETFs, right? So you guys, you know, when I look at the covered call US landscape — which I know the Canadian one by heart — the US one is expanding rapidly. A lot of players in the space. But I typically always refer to Goldman Sachs and NEOS as the top ones. Goldman Sachs has what I believe are the classic S&P, classic Nasdaq 100, with GPIX and GPIQ. You guys have SPYI, QQQI, where they're, you know, they're still S&P 500, Nasdaq 100 — assets are the same. The covered call strategy's a bit different. There's higher yield, which means you're probably giving up a little bit more upside. But you guys have leveraged versions.

09:05

So how does the whole dynamic work? Because I believe SPYI and GPIX are in competition and QQQI is in competition with GPIQ. So how is that whole dynamic gonna work out? Are you guys — is it like a friendly competition? Is there maybe gonna be like a merge of the two ETFs, or you're just keeping it separate and people are gonna be able to choose their own covered call strategy?

09:28

I think it's the latter. Keep them separate. There's no merge between them. I think what it does is it brings all these ETFs under one umbrella, and it just gives the end user more options — pun intended — to pick from.

09:42

Yeah.

09:43

So if they really like maybe a GPIX because maybe there's a little bit more tilt of a total return, a smaller distribution than say an SPYI —

09:52

Yeah.

09:53

— that's where they'll go. But in the same fund family, if they want a little bit more of a distribution for whatever reason, maybe SPYI makes a little bit more sense. So I think they could live together and just be another option for an investor to choose from within the same fund family.

10:08

So I think it makes a lot of sense to have all these products across the board and just continue to offer these solutions and give the end investor the choice. Where do you want to go? Do you want a levered version in our Boosted series? Then you go to the Boosted. Do you want a hedged version? You go to the Hedge. Do you want more of the core product, and what are you looking for from that core product? And that's where GPIX or SPYI — maybe that's a decision they need to make.

10:35

So for us, I think it's really exciting to be part of the same group under the same umbrella and have all these different products in the same suite.

10:45

Awesome. Well, now I have a contact to maybe reach Goldman Sachs because it's harder to get to them than the president. And maybe I could finally do interviews with a portfolio manager that handles the GPIX and those two classic ones.

11:00

So Troy, thanks so much for your time. I really appreciate it. You answered everything. I don't have any further questions unless you have anything more to add. I will just say congrats to you and Garrett again. I think it's a great thing, and it's just a win for all the income investors out there in the US landscape, 'cause now, like you said, we have more and more options. It's just amazing. So thank you so much. Anything to add?

11:25

Appreciate that. Nothing to add. Just thank you for having me on, and we'll continue to come on and fill people in as we have updates. And we obviously have our podcast on our website where we will put out updates when necessary on different things coming up with this or any of the proxy or anything like that.

11:45

Yeah, you guys do have a great website. I encourage people to go visit it. You have a section where you have education and podcasts, and you did a podcast about the Goldman Sachs acquisition. But you have other really cool stuff as well, like explaining options. So I highly encourage everyone to go on NEOS' website. And Troy, we'll always keep track of the NEOS products and hope to have you on soon. So take care, my friend. Have a good one.

12:10

Thank you.

***************

The Goldman Sachs Group, Inc. ("Goldman Sachs") has entered into an agreement to acquire NEOS Investments LLC, the parent company of NEOS Investment Management, LLC ("NEOS"). NEOS serves as investment adviser for the series of NEOS ETF Trust (the "Trust," and the series thereof, the "Funds"). In connection with the acquisition, shareholders of the Funds will be asked to approve: (1) a new investment advisory agreement between the Trust, on behalf of each Fund, and NEOS; and (2) the election of nominees to the Board of Trustees of the Trust (the "Proposals").

The NEOS ETF Trust and its trustees, officers and nominees for trustees, NEOS and its affiliates and their officers and employees, and other persons, including Goldman Sachs and certain of its affiliates, are considered participants in the solicitation of votes (the "Participants") in the forthcoming proxy statement. More detailed information regarding the Participants, including a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. Investors and security holders are strongly advised to read the proxy statement and the related materials on Schedule 14A that will be filed by the Trust with the SEC, because they will contain important information. These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the proxy statement (once it becomes available) may be obtained free of charge at www.neosfunds.com.

These materials may contain forward-looking statements relating to the business and financial outlook of the Funds that are based on the Funds' current expectations, estimates, forecasts and projections and are not guarantees of future performance. There is no assurance that a Fund will achieve its investment objective. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in these materials.

About the NEOS Funds

Each series of the Trust is an exchange-listed and exchange-traded fund that seeks high income through options based strategies. The Trust currently offers three groups of ETFs: equity high income ETFs, boosted high income ETFs and high income alternatives. For more information visit www.neosfunds.com.

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Goldman Sachs Asset Management

Goldman Sachs Asset Management is the primary investing area within Goldman Sachs, delivering investment and advisory services across public and private markets for the world’s leading institutions, financial advisors, and individuals. The business is driven by a focus on partnership and shared success with its clients, seeking to deliver long-term investment performance drawing on its global network and deep expertise across industries and markets. Goldman Sachs Asset Management is a leading investor across fixed income, liquidity, equity, alternatives, and multi-asset solutions. Goldman Sachs oversees approximately $4 trillion in assets under supervision as of June 30, 2026. Follow us on LinkedIn.

Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

About NEOS Investments

Founded in 2022, NEOS Investments offers ETFs that aim to deliver the next evolution of options strategies, where seeking income is the outcome. Built on decades of research and experience, NEOS ETFs aim to empower investors with portfolio building blocks that provide monthly income, tax efficiency, and diversification through data-driven options-based ETFs. NEOS Investments’ shareholder base includes Aretex Capital and investor Tom Lydon.

Contacts:

Goldman Sachs Media Relations

Mary Athridge

+1 212 902 5400

mary.athridge@gs.com

Goldman Sachs Investor Relations

Jehan Ilahi

+1 212 902 0300

jehan.ilahi@gs.com

NEOS Investments

neos@bursonbuchanan.com